Exhibit 5.2

Opinion of Walkers (Bermuda) Limited

20 August 2021	Our Ref: NN/MM/G3505-A01928

GAN Limited Third Floor Park Place 55 Par La Ville Road Hamilton HM 11 Bermuda

Dear Sirs

GAN Limited

We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the preparation and filing on behalf of GAN Limited (the “Company”) the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on August 20, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, the prospectus contained therein (the “Base Prospectus”) and one or more supplements to the Base Prospectus (each, a “Prospectus Supplement”) and any free writing prospectus(es) of the following securities of the Company (collectively, the “Company Securities”):

1.	ordinary shares, par value $0.01 of each share, of the Company (the “Ordinary Shares”);

2.	preferred shares, par value $0.01 of each share, of the Company, in one or more series or class (the “Preferred Shares”);

3.	depositary shares of the Company, representing a fractional interest of a Preferred Share (the “Depositary Shares”);

4.	warrants to purchase Ordinary Shares or Preferred Shares (the “Warrants”);

5.	purchase contracts to purchase Ordinary Shares, Preferred Shares or Depositary Shares;

6.	subscription rights to purchase Ordinary Shares, Preferred Shares or Warrants; and

7.	units consisting of Ordinary Shares, Preferred Shares, Warrants or Subscription Rights (the “Units”).

Walkers (Bermuda) Limited

Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda

T +1 441 242 1500 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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In addition, the Registration Statement registers resale shares of Ordinary Shares, (the “Secondary Shares” and, with the Company Securities, the “Securities”) which may be offered by the selling shareholders identified in any Prospectus Supplement (the “Securities Offering”)

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Bermuda, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated under the Companies Act, 1981 (as amended) (the “Companies Act”) and validly exists as a company limited by shares in Bermuda. Based solely on the Certificate of Compliance referred to in Schedule 1, the Company is in good standing under the laws of Bermuda.

2.	The Securities when duly authorised, allotted, issued and fully paid for pursuant to the terms of the Resolutions, and any other requisite resolutions of the Board of Directors in respect of any Ordinary Shares, and in accordance with the terms and conditions referred to or summarised in the Registration Statement and in any Prospectus Supplement issued pursuant to and as contemplated by the Registration Statement, the Ordinary Shares and/or Secondary Shares (including any Ordinary Shares duly issued upon the exercise of Warrants or Units) will be validly issued, fully paid and non-assessable shares in the capital of the Company.

3.	The Company has full corporate power and authority to execute, deliver and to perform its obligations under the Securities Offering to which it may become a party and to take all actions as may be necessary to complete the transactions contemplated thereby.

4.	By Notice to Public published by the Bermuda Monetary Authority on 1 June 2005 (the “Exchange Control Notice”), general permission pursuant to the Exchange Control Act 1972 and the Exchange Control Regulations 1973 made thereunder was given by the Bermuda Monetary Authority for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident, where any ‘Equity Securities’ as defined in the Exchange Control Notice, are listed on an appointed stock exchange, which includes the Nasdaq Capital Market.

5.	Based solely on a search of:

(a)	the entries and filings shown in respect of the Company on the files of the Company maintained in the Register of Companies (the “Register”) at the office of the Registrar of Companies (the “Registrar”) conducted on the Registry Search Date (as defined in Schedule 1); and

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(b)	the records in respect of the Company in the Court Database (as defined in Schedule 1) conducted on the Court Search Date (as defined in Schedule 1) (the “Supreme Court Search”),

(together the “Searches”) there are no judgments, actions, suits or proceedings pending against the Company before the Courts and the Searches do not reveal any steps having been taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (to the extent that such steps would result in a filing with the Registrar or the Courts and such filing has been made).

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is addressed to you in connection with the offering and selling of the Securities as described in the Registration Statement and is not to be relied upon in respect of any other matter. This opinion shall be construed in accordance with the laws of Bermuda.

We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement as Exhibit 5.1, to be filed on the date of this opinion, and we hereby consent thereto.

Yours faithfully

WALKERS (BERMUDA) LIMITED

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 13 December 2019, Memorandum of Association as registered on 13 December 2019 (the “Memorandum of Association”), amended and restated bye-laws of the Company adopted by the shareholders on 14 April 2020 (the “Bye-laws” and, together with the Memorandum of Association, the “Constitutional Documents”) and register of directors and officers of the Company dated 19 August 2021 (together the “Company Records”).

2.	The public records of the Company on the Register, examined on 19 July 2021 and updated on 18 August 2021, (together the “Registry Search Date”).

3.	The records of proceedings appearing in the Supreme Court Cause and Judgment Book (the “Book”), and available for inspection at the Registry of the Supreme Court (the “Court Registry”), as set out in a database of issued proceedings maintained by us for the period from 1 January 2017 to 17 August 2021 (the “Court Database”), examined on 19 July 2021 and updated on 19 August 2021 (together, the “Court Search Date” and the Court Search Date and the Registry Search Date each a “Search Date”).

4.	A copy of the Foreign Exchange Letter dated 13 December 2019 issued by the Bermuda Monetary Authority in relation to the Company.

5.	A copy of the Tax Assurance Certificate dated 4 May 2020 issued by the Registrar for the Minister of Finance in relation to the Company.

6.	A Certificate of Compliance dated August 19, 2021 issued by the Registrar in relation to the Company (the “Certificate of Compliance”).

7.	A copy of executed minutes of a meeting of the board of directors of the Company dated August 20, 2021 setting out the resolutions adopted at such meeting (the “Resolutions”).

8.	A copy of the final form of the Registration Statement dated 20 August 2021.

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Registration Statement or in any contracts or instruments, including but not limited to warrant instruments, prepared in relation to the offer and creation of any of the Securities, as contemplated by the Registration Statement and, insofar as any obligation expressed to be incurred under the Registration Statement is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Registration Statement are genuine and are those of a person or persons given power to execute the Registration Statement under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Registration Statement conform in every material respect to the latest drafts of the same produced to us.

3.	The Company Records are complete and accurate and all matters required by law and the Constitutional Documents of the Company to be recorded therein are so recorded.

4.	The Certificate of Compliance and the results of the Searches are complete, true and accurate as at the date of this opinion and, furthermore, such Searches were complete, true and accurate as at the Search Date and disclose:

(a) in the case of the Register, all matters which have been filed for registration in respect of the Company at the offices of the Registrar; and

(b) in the case of the Courts, all actions, suits and proceedings pending against the Company before the Courts.

5.	The Resolutions were duly adopted at duly convened and quorate meetings of the board of directors of the Company and such meetings were held and conducted in accordance with the Memorandum and Bye-laws.

6.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each member of the Company in respect of the member resolutions, of the and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

7.	That: (i) the Registration Statement is in the form of the documents approved in the Resolutions; (ii) any meetings at which Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout; (iii) all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents; and (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (v) the directors of the Company have concluded that the entry by the Company into the Registration Statement and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company.

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8.	That there is no matter affecting the authority of the directors issue the Registration Statement including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion.

9.	That the Company has entered into its obligations under the Registration Statement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Registration Statement would benefit the Company.

10.	At the time of any issue and sale of any Securities, such Securities will be listed on an “appointed stock exchange” as provided for under Bermuda law, or permission as have been given by the Bermuda Monetary Authority for the issue and if necessary, transfer of the relevant Securities.

11.	At the time of the issue of any shares of the Company which are comprised in the Securities, the Company will have sufficient authorised and unissued share capital and will hold any relevant necessary permissions or directions of the Bermuda Monetary Authority, the Registrar and/or the Minister of Finance, or such ministry’s successor (as applicable) for such issue and sale.

12.	Any Supplement Prospectus prepared in relation to the offer of any of the Securities, as contemplated by the Registration Statement, will have been duly authorised by the Board of Directors of the Company and will comply with and have been prepared in accordance with all relevant legislation and the Constitutional Documents.

13.	Any contracts or instruments, including but not limited to warrant instruments, prepared in relation to the offer and creation of any of the Securities, as contemplated by the Registration Statement, will be duly authorised, executed and delivered by the parties thereto, will comply with and have been prepared in accordance with all relevant legislation and the Constitutional Documents, and will constitute legal, valid and binding obligations of each of the parties therefore, enforceable in accordance with their terms, under the laws by which they are governed.

14.	That the issue and sale of the Securities (other than the Secondary Shares) do not violate any applicable law, are in conformity with the Company’s then operative memorandum of association and bye-laws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its properties or assets.

15.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Registration Statement and any contracts or instruments, including but not limited to warrant instruments, prepared in relation to the offer and creation of any of the Securities, as contemplated by the Registration Statement outside Bermuda to ensure the legality, validity and enforceability of such documents will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

16.	A definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, as applicable.

17.	That, at the time of each issuance and sale of Securities, the Company will continue to be validly existing and in good standing under the laws of Bermuda with the requisite corporate power and authority to issue and sell such Securities.

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Schedule 3

QUALIFICATIONS

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Registration Statement are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

	(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

	(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

	(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

	(d)	where obligations are to be performed in a jurisdiction outside Bermuda, they may not be enforceable in Bermuda to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

	(e)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

	(f)	to the extent that any provision of the Registration Statement is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Registration Statement that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

	(g)	to the extent that the performance of any obligation arising under the Registration Statement would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

	(h)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

	(i)	the effectiveness of terms in the Registration Statement excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	We express no opinion upon any provisions in the Registration Statement or any other document which contains a reference to any law or statute that is not a Bermudian law or statute.

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3.	Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Registration Statement nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement.

4.	Our opinion as to good standing is based solely upon receipt of the Certificate of Compliance, which confirms only that the Company has neither failed to make any filing with any Bermuda governmental authority nor failed to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register.

5.	Searches of the Register at the offices of the Registrar and of Book at the Court Registry are not conclusive and it should be noted that the Register and the Book do not reveal:

	(a)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar or the Court Registry would have or should have been disclosed on the public file or the Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file or the Book;

	(b)	details of matters which should have been lodged for filing or registration with the Registrar or at the Court Registry but have not been lodged for filing or registration at the date the search is concluded;

	(c)	whether an application to the Supreme Court of Bermuda for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Book at the date and time the search is concluded;

	(d)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

	(e)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Companies Act.

Due to the closure of the Court Registry as a consequence of COVID-19 no search of the entries and filings shown in respect of the Company in the Book maintained at the Court Registry has been conducted. The Supreme Court Search has been limited to a review of the Court Database.

6.	“Non-assessability” is not a legal concept under Bermuda law. Reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be:

	(a)	obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and

	(b)	bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.